As filed with the Securities and Exchange Commission on February 26, 2009
Registration No. 333-157260
UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 ___________
POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-8 UNDER THE SECURITIES ACT OF 1933
L-1 Identity Solutions, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation or Organization)
02-08087887
(I.R.S. Employer Identification No.)

177 Broad Street Stamford, Connecticut 06901
(Address and Zip Code of Principal Executive Offices)

L-1 IDENTITY SOLUTIONS, INC. 401(K) PLAN SPECTAL 401(K) PLAN
(Full Title of the Plan)
Mark S. Molina Executive Vice President, Chief Legal Officer & Secretary L-1 Identity Solutions, Inc. 177 Broad Street Stamford, CT (203) 504-1100
(Name, Address and Telephone Number, including area code, of Agent For Service) Copy to: Marita A. Makinen, Esq. Weil Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153

EXPLANATORY NOTE

On February 11, 2009 L-1 Identity Solutions, Inc. (the “Company”) filed a Registration Statement on Form S-8 (No. 333-157260) (the “Existing Registration Statement”) with respect to (i) 1,200,000 shares of common stock, par value $0.001 per share (“L-1 Common Stock”), that may be issued under the L-1 Identity Solutions, Inc. 401(K) Plan (the “L-1 Plan”), and (ii) 800,000 shares of L-1 Common Stock of the Company that may be issued under the SpecTal 401(K) Plan (the “SpecTal Plan”, and together with the L-1 Plan, the “Plans”)(collectively, the “Shares”).

This post-effective Amendment No. 1 (the “Amendment”) is filed to re-allocate Shares registered under the Existing Registration Statement to the SpecTal Plan. After giving effect to this Amendment, 800,000 Shares shall be allocated to the L-1 Plan, and 1,200,000 Shares shall be allocated to the SpecTal Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plans as specified by Rule 428(b)(1) promulgated by the Commission under the Securities Act of 1933, as amended (the “Securities Act”).

Such documents and the documents incorporated by reference into this Amendment pursuant to Item 3 of Part II hereof are not being filed with the Commission, but, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this Amendment the following documents that the Company has previously filed with the Securities and Exchange Commission:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2008;
•	Current Reports on Form 8-K filed on August 13 2008 and February 11, 2009 (excluding Item 2.02);
•	Current Report on Form 8-K/A filed on October 1, 2008; and
•	Preliminary Proxy Statement on Schedule 14A dated February 26 2008.

All reports and other documents subsequently filed by the Company after the date of pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered by the Existing Registration Statement as amended hereby have been sold, or which deregisters all securities remaining unsold, shall be deemed incorporated by reference into this Amendment and shall be a part hereof from the date of filing such reports and documents.

The Company is not incorporating any information furnished under Item 2.02 or 7.01 of any Current Report on Form 8-K, or any amendments thereto.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware permits a corporation, under specified circumstances, to indemnify its directors, officers, employees and agents against expenses (including attorneys' fees) and other liabilities actually and reasonably incurred by them as a result of any suit (other than a suit brought by or in the right of the corporation) brought against them in their capacity as such, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 of the General Corporation Law of the State of Delaware also provides that directors, officers, employees and agents may also be indemnified against expenses (including attorneys' fees) incurred by them in connection with a suit brought by or in the right of the corporation if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made, unless otherwise determined by the court, if such person was adjudged liable to the corporation.

The General Corporation Law of the State of Delaware also provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its by-laws, disinterested directors' vote, stockholders' vote, agreement or otherwise.

The General Corporation Law of the State of Delaware also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

Article IX of the Company's Amended and Restated Certificate of Incorporation and Article V of the Company's By-laws provide for mandatory indemnification of the Company's directors and officers, and permissible indemnification of its employees and other agents, to the maximum extent permitted by the General Corporation Law of the State of Delaware. The Company has also entered into indemnification agreements with its directors and officers that require the Company, among other things, to indemnify these individuals against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.

The above discussion of the General Corporation Law of the State of Delaware and the Company's Amended and Restated Certificate of Incorporation, By-laws and indemnification agreements is not intended to be exhaustive and is qualified in its entirety by such statutes, Amended and Restated Certificate of Incorporation, By-laws and indemnification agreements.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation of the Registrant**

3.2	Amended and Restated Bylaws of the Registrant***
5.1(a)	Opinion of Weil, Gotshal & Manges LLP as to legality of the original issuance shares being registered****
5.1(b)

Determination letter dated October 9, 2003, confirming that the form of the L-1 Identity Solutions, Inc. 401(k) Plan (Fidelity’s prototype basic plan document) is qualified under Section 401 of the Internal Revenue Code of 1986, as amended.****

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm*
23.2	Consent of Grant Thornton, LLP, Independent Registered Public Accounting Firm*
23.3	Consent of Weil, Gotshal & Manges LLP (contained in Exhibit 5.1(a))
24	Power of Attorney****

Notes to Index of Exhibits

*	Filed herewith
**	Filed as an exhibit to the Registrant’s Current Report on Form 8-K filed on May 16, 2007.
***	Filed as an exhibit to the Registrant’s Current Report on Form 8-K filed on October 30, 2007.
****	Filed as an exhibit, or included in the Registration Statement on Form S-8 filed on February 11, 2009 (No. 333-157260).

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:
(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

For purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on February 26, 2009.

L-1 IDENTITY SOLUTIONS, INC.
By:	/s/ James A. DePalma
Name:	James A. DePalma
Title:	Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation of the Registrant**
3.2	Amended and Restated Bylaws of the Registrant***
5.1(a)	Opinion of Weil, Gotshal & Manges LLP as to legality of the original issuance shares being registered****
5.1(b)

Determination letter dated October 9, 2003, confirming that the form of the L-1 Identity Solutions, Inc. 401(k) Plan (Fidelity’s prototype basic plan document) is qualified under Section 401 of the Internal Revenue Code of 1986, as amended.****

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm*
23.2	Consent of Grant Thornton, LLP, Independent Registered Public Accounting Firm*
23.3	Consent of Weil, Gotshal & Manges LLP (contained in Exhibit 5.1(a))
24	Power of Attorney****

Notes to Index of Exhibits

*	Filed herewith

**        Filed as an exhibit to the Registrant’s Current Report on Form 8-K filed on May 16, 2007.

***     Filed as an exhibit to the Registrant’s Current Report on Form 8-K filed on October 30, 2007.

****   Filed as an exhibit, or included in the Registration Statement on Form S-8 filed on February 11, 2009 (No. 333-157260).